UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 2, 2013

Zoetis Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35797	46-0696167
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification No.)

5 Giralda Farms, Madison, NJ	07940
(Address of principal executive offices)	(Zip Code)

(973) 660-7491
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 2, 2013, the board of directors (the “Board”) of Zoetis Inc. (the “Company”) approved the Zoetis Inc. Non-Employee Director Deferred Compensation Plan (the “Plan”), to be effective as of February 1, 2013. The Plan is an unfunded deferred compensation plan that complies with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. Participants under the Plan (“Directors”) may defer all or a portion of their annual cash retainer fees and annual committee chair cash retainer fees (“Director Retainer Fees”). Directors are fully vested in their deferral contributions.
Director Retainer Fees will be held in separate accounts in the name of each Director until the termination of the Director's service as a member of the Board and will be distributed in a lump sum or in equal annual installments, as elected by the Director.
In the event of a death of a Director, all of his or her unpaid deferred Director Retainer Fees, if any, will be paid in one single lump sum cash payment as soon as practicable following such Director's death. The Company has the right to amend or terminate the Plan at any time, provided that, without the consent of a Director, the termination of the Plan may not adversely affect the rights of such Director or his or her beneficiary with respect to amounts previously deferred by the Director.
The foregoing description of the Plan does not purport to be complete and is qualified in their entirety by reference to full text of the Plan, which is filed as an exhibit hereto.
Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit 10.1	Non-Employee Director Deferred Compensation Plan

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZOETIS INC.

By:	/s/ Heidi C. Chen
Name:	Heidi C. Chen
Title:	Executive Vice President, General
Counsel and Corporate Secretary
Dated: May 7, 2013

Exhibit No.    Description

10.1	Non-Employee Director Deferred Compensation Plan